77Q1e(1) - Subadvisory Agreement between Virtus Investment
Advisers, Inc. and Newfleet Asset Management, LLC with respect to Virtus Multi-Sector Fixed Income Series and Virtus
Strategic Allocation Series, effective as of June 17, 2011, filed via EDGAR herewith.